Contact:  Barbara B. Lucas
                                                Senior Vice President
                                                Public Affairs
                                                410-716-2980

                                                Mark M. Rothleitner
                                                Vice President
                                                Investor Relations and Treasurer
                                                410-716-3979


FOR IMMEDIATE RELEASE:  Thursday, February 10, 2005

Subject: Black & Decker Announces 33% Increase in Cash Dividend; Increases Share Repurchase Authorization by 2.5 Million Shares; Purchases 1.7 Million Shares Year-to-Date

Towson, MD - The Black & Decker Corporation (NYSE: BDK) announced that its Board of Directors declared a quarterly cash dividend of $0.28 per share of the Corporation's outstanding common stock payable March 25, 2005, to stockholders of record at the close of business on March 11, 2005. This represents a 33% increase over the $0.21 quarterly dividend paid by the Corporation since December 2003.

     In addition, the Board of Directors increased the Corporation's authorization under its stock repurchase program by 2.5 million shares. Combined with authorization of approximately 2.9 million shares remaining as of the beginning of the year, the increase enables the Corporation to reduce its share count by nearly 5.4 million shares from the level at the end of 2004. The Corporation has repurchased approximately 1.7 million shares in 2005, leaving approximately 3.7 million shares remaining under the repurchase program.

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     Nolan D. Archibald, Chairman and Chief Executive Officer, commented, "Black
& Decker generated $526 million of free cash flow in 2004, setting a record for the third year in a row. Our outstanding cash flow enables us to return cash to our shareholders as well as grow the business internally and through compelling bolt-on acquisitions. The Board's decision to increase the dividend and share repurchase authorization demonstrates our confidence in the Corporation's continuing ability to generate strong earnings and free cash flow. It also reinforces our commitment to paying a competitive dividend and controlling our share count."

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the "Forward-Looking Statements" sections in Black & Decker's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     This release contains a reference to free cash flow, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Free cash flow for 2004 of $526.1 million is calculated by the Corporation as cash flow from operating activities ($619.1 million), less capital expenditures ($119.4 million), plus proceeds from the disposal of assets (excluding proceeds from business sales) ($26.4 million). Capital expenditures and proceeds from disposal of assets include amounts associated with discontinued operations.

     Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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